UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2014

__________________________________________

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

                           Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 11, 2014, Lakeland Industries, Inc.’s (the “Company”) China subsidiary, Weifang Lakeland Safety Products Co., Ltd (“WF” or “Borrower”), and Bank of China Anqiu Branch (“Lender”) entered into a loan agreement to obtain a line of credit for financing in the amount RMB 5,000,000 (approximately USD $816,000) (the “Loan Agreement”). Borrower intends to draw down most of the line of credit amount, if not all, within a relatively short period of time. Below is a summary of the material terms of the loan facility:

o     Amount of loan:             RMB 5,000,000

o     Life of loan:                   Due October 10, 2015

o     Purpose of loan:             Purchase of materials.

o	Collateral is inventory owned by WF
o	Interest rate of loan and calculation:
o	Interest to be at 123% of the benchmark rate supplied by Lender (which is currently 6% per annum).
o	Effective per annum interest rate: 7.38% per annum;
o	Repayment of loan: within a one year period, optional payment periods, quarterly or monthly.
o	As of this date, no borrowings have been drawn down from this facility.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 are incorporated by reference to this item.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2014, the Company entered into an Employment Agreement (the “Agreement”) with Gary Pokrassa, its Chief Financial Officer. The term of the Agreement is eighteen (18) months from February 1, 2015 through July 31, 2016 (the “Term”). Mr. Pokrassa’s current employment agreement expires on January 31, 2015.

The Agreement provides for a base salary of $250,000 per year. Mr. Pokrassa may also be awarded an annual incentive bonus of between 80% and 120% of his target bonus amount of $85,000, subject to adjustment by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) based upon the Company’s achievement of certain earnings per share targets established by the Compensation Committee with input by Mr. Pokrassa. Payment of the annual bonus, if any, will be made in accordance with the Company’s normal payroll procedures, but no later than June 1st following the year for which the annual bonus was earned. The annual bonus will be calculated each May during the Term commencing in May 2015. In the event that Mr. Pokrassa’s employment is terminated on or after July 31, 2016 during the fiscal year ending January 31, 2017, for any reason other than Cause (as such term is defined in the Agreement), then he shall be paid a pro-rata portion of any annual bonus for such fiscal year up to the date of termination, which shall be determined in good faith by the Compensation Committee.

Also under the Agreement, if the Company terminates Mr. Pokrassa’s employment without Cause or he resigns for Good Reason (as such term is defined in the Agreement), in either such case, the Company (subject to certain restrictions) shall pay Mr. Pokrassa (i) all accrued obligations of the Company through the date of termination, (ii) twelve (12) months of his then current base salary, and (iii) a pro rata portion of the annual bonus, if any, for the year of termination up to and including the date of termination. If Mr. Pokrassa is terminated for Cause, he will be entitled to receive his base salary through the date of termination and any awarded but unpaid bonus. If Mr. Pokrassa’s employment is terminated as a result of his death or “total disability” (as defined in the Agreement), either he or his beneficiary or estate, as the case may be, will be entitled to receive his base salary through the date of termination, the pro rata portion of any annual bonus for the year of termination up to the date of termination, and any accrued obligations of the Company.

Also under the Agreement, Mr. Pokrassa is subject to non-competition and non-solicitation restrictions during the Term and for a period of one year thereafter.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Loan Agreement, dated October 11, 2014, between the China subsidiary of Lakeland Industries, Weifang Lakeland Safety Products Inc., Ltd., and Bank of China Anqiu Branch.

	10.2	Summary of Exhibit 10.1 in English.

	10.3	Employment Agreement, dated October 13, 2014, between Lakeland Industries, Inc. and Gary Pokrassa.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

/s/ Christopher J. Ryan
Christopher J. Ryan
Chief Executive Officer & President

Date: October 14, 2014

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Loan Agreement, dated October 11, 2014, between the China subsidiary of Lakeland Industries, Weifang Lakeland Safety Products Inc., Ltd., and Bank of China Anqiu Branch.

10.2	Summary of Exhibit 10.1 in English.

10.3	Employment Agreement, dated October 13, 2014, between Lakeland Industries, Inc. and Gary Pokrassa.